EXHIBIT 5

                                 January 13, 1997







Securities and Exchange Commission
450 Fifth Street N.W.
Washington, D.C. 20549


Dear Sirs:

Please be advised that The B.F.Goodrich Company is filing herewith a Registration Statement on Form S-8 under the Securities Act of 1933, as amended, relating to the registration of securities to be issued under The B.F.Goodrich Company Savings Benefit Restoration Plan (the "Plan").

In connection with such filing, I, or attorneys employed or engaged by The B.F.Goodrich Company, have examined such documents, certificates, and records and have made such inquiries as I have deemed necessary or appropriate in order to give the opinions expressed herein. On the basis of such examination and inquiries, I am of the opinion that the securities issued under the Plan, which shall consist of the deferred compensation obligations of the Company described in the Registration Statement on Form S-8 of which this Exhibit 5 is part, will, when issued in accordance with the Plan, be valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject, as to enforcement, to bankruptcy, insolvency, reorganization, arrangement, moratorium and other losses of general applicability relating to or affecting creditors' rights.

I hereby consent to the filing of this opinion as an exhibit to the above-mentioned Registration Statement.

                                               Very truly yours,



                                               /s/Nicholas J. Calise
                                               Nicholas J. Calise